Exhibit 99.1

         Bancshares of Florida, Inc. Announces Termination of Merger
  With Horizon Financial Corp. and Continued Expansion of Banking Franchise

    NAPLES, Fla., Sept. 29 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL) ("Bancshares"), a $297-million-asset multi-bank holding company, today announced the termination of its proposed merger with Horizon Financial Corp. ("Horizon").
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO )
    Bancshares announced that it has received notice from Horizon that the Office of Thrift Supervision ("OTS") is requiring that Horizon's wholly owned subsidiary, Horizon Bank, FSB, enter into an agreement with the OTS. Bancshares is of the opinion that the OTS' action represents a Material Adverse Change to Horizon and as such, Horizon would not be able to make the representations and warranties required of it at closing under the terms of the parties' Agreement and Plan of Merger ("Agreement"). Under the terms of the Agreement, Bancshares may terminate the Agreement upon the occurrence of this event.
    Bancshares has terminated the Agreement effective September 28, 2004, and believes such action is in the best interests of the company and its shareholders. Bancshares has also made demand on Horizon for reimbursement of certain merger-related costs, as provided in the Agreement.
    Bancshares' President and Chief Executive Officer, Michael L. McMullan, stated, "While we are disappointed that this recent event will preclude us from moving ahead with the Horizon transaction under the current circumstances, this will not impede the momentum of our growing company." In that regard, Bancshares has decided to open two new full-service banking offices of Bank of Florida, Ft. Lauderdale.
    The first banking office, in Boca Raton, will permit Bancshares to enter the Palm Beach County market on schedule. Mr. McMullan stated, "The improvements for our Boca Raton facility are completed, and we are ready to open for business in the first week of October. Our Palm Beach President and Local Board have been in place for several months, staff has been hired, and business development efforts have begun, which should enable the Boca Raton office to ramp up its operations quickly.
    Bank of Florida, Ft. Lauderdale, will also be opening a banking office in the Coral Ridge market of Ft. Lauderdale, staffed with a group of experienced personnel who worked together at another area bank. This team has a strong record of deposit generation as well as loan production. All regulatory approvals have been received, and final preparations to the facility are being made.
    On the west coast of the State, Bancshares' entry into Hillsborough County continues to progress. Final regulatory approval with the Federal Reserve is in process for Bank of Florida, Tampa Bay, which will build on the success of the loan production office that has been in operation in that market place for over one year. Management and its team and Board of Directors are prepared to open from their Harbor Island facility shortly after approval is received."
    Mr. McMullan concluded by stating, "As Bancshares pursues these growth initiatives, it will also continue to identify and evaluate other expansionary opportunities through branching, acquiring other franchises or chartering de novo institutions."

    Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: "BcshFla") is a $297-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com , by clicking on the "Investor Relations" tab.

    Contact:
    Michael L. McMullan
    President and CEO
    (239) 254-2143

    Martin P. Mahan
    EVP and COO
    (954) 653-2061

SOURCE  Bancshares of Florida
    -0-                             09/29/2004
    /CONTACT:  Michael McMullan, President and CEO, +1-239-254-2143, or Martin
P. Mahan, EVP and COO, +1-954-653-2061, both of Bancshares of Florida/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.bankofflorida.com /
    (BOFL)

CO:  Bancshares of Florida; Horizon Financial Corp.
ST:  Florida
IN:  FIN OTC
SU:  TNM